Exhibit 99.15

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of February 28, 2015 (the “Signing Date”), by and among Lakewood Capital Partners, LP, a Delaware limited partnership (“Lakewood”), Lakewood Capital Management, LP, a Delaware limited partnership (“Lakewood Capital Management”), Lakewood Capital Offshore Fund, Ltd., a Cayman Islands exempted company (“Lakewood Capital Offshore”), Lakewood Capital Advisors, LLC, a Delaware limited liability company (“Lakewood Capital Advisors”), Lakewood Capital Management (GP), LLC, a Delaware limited liability company (“Lakewood Capital GP”), Bozza Jackson Holdings, LLC, a Delaware limited liability company (“Bozza Holdings”), Anthony T. Bozza (“Bozza”), William H. Lenehan (“Lenehan” and together with Lakewood, “Sellers”) and William L. Jackson (“Jackson” and together with Sellers, Lakewood Capital Management, Lakewood Capital Offshore, Lakewood Capital Advisors, Lakewood Capital GP, Bozza Holdings and Bozza, the “Lakewood Parties”), and Barry M. Portnoy (“Purchaser”).  The Lakewood Parties and Purchaser are each referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Lakewood and Lenehan own, respectively, 3,613,633 and 4,859.89 common shares of beneficial interest, par value $.01 per share (the “Common Shares”), of Select Income REIT, a Maryland real estate investment trust (the “Company”);

WHEREAS, Lakewood and Lenehan desire to sell to Purchaser, and Purchaser desires to purchase from Lakewood and Lenehan, respectively, 107,606 Common Shares owned by Lakewood and 2,430.89 Common Shares owned by Lenehan (collectively, the “Applicable Shares”), on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND CONSTRUCTION

Section 1.1                                    Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in New York, New York or Boston, Massachusetts.

“Contract” means any agreement, obligation, contract, license, understanding, commitment, indenture or instrument, whether written or oral.

“Covered Company” means any Person to which an RMR Entity provides management services and of which an officer, director, employee or Affiliate of an RMR Entity serves as a director, trustee or officer or in a similar capacity, including: the Company; Government Properties Income Trust, a Maryland real estate investment trust; Hospitality Properties Trust, a Maryland real estate investment trust; Senior Housing Properties Trust, a Maryland real estate investment trust; Five Star Quality Care, Inc., a Maryland corporation; TravelCenters of America, LLC, a Delaware limited liability company; and RMR Real Estate Income Fund, a Delaware statutory trust.

“Covered Securities” means shares of beneficial or other interests, capital stock, debt securities, debt obligations or other securities of any Covered Company, including, common shares, common stock, common interests, preferred shares, preferred stock and preferred interests of any Covered Company, and any other rights, securities or obligations that are convertible into, or exercisable or exchangeable for, any shares of beneficial or other interests, capital stock, debt securities, debt obligations or other securities of any Covered Company, whether or not subject to the passage of time or other contingencies.

“Derivative Securities” means any securities owned, or Contract entered into, by any Person which gives such Person the economic equivalent of ownership of an amount of Covered Securities due to the fact that the value of the derivative is determined by reference or in relation to the price or value of such Covered Securities, irrespective of whether (i) such derivative conveys or confers to any Person, or otherwise has ascribed to it, any voting rights or voting power or (ii) the derivative is capable of being or required to be settled by the payment of cash or through the delivery of such Covered Securities.

“Encumbrance” means any lien, pledge, charge, claim, encumbrance, equitable interest, security interest, option, mortgage, easement, right of first refusal or restriction of any kind.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court, administrative body, agency or commission or other governmental or quasi-governmental entity, authority or instrumentality, domestic or foreign, with competent jurisdiction.

“Law” means any law, statute, ordinance, rule, regulation, directive, code or Order enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Other Share Purchase Agreements” means the Share Purchase Agreement between Adam D. Portnoy and the Lakewood Parties and the Share Purchase Agreement between Government Properties Income Trust and the Lakewood Parties, each dated the date hereof.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“RMR” means Reit Management & Research LLC, a Delaware limited liability company, and its successors and assigns.

“RMR Entity” means RMR or any Affiliate.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Applicable Shares” means (i) with respect to Lakewood, 107,606 Common Shares and (ii) with respect to Lenehan, 2430.89 Common Shares.

Section 1.2                                    Additional Definitions.

AAA	Section 6.5(c)(i)
Agreement	Preamble
Applicable Shares	Recitals
Award	Section 6.5(c)(iv)
Bankruptcy and Equity Limitation	Section 3.1(c)
Bozza	Preamble
Bozza Holdings	Preamble
Chosen Courts	Section 6.5(b)
Claims	Section 4.4(a)
Closing	Section 2.3
Closing Date	Section 2.3
Company	Recitals
Common Shares	Recitals
Disputes	Section 6.5(c)(i)
Information	Section 3.1(h)(iii)
Jackson	Preamble
Lakewood	Preamble
Lakewood Capital Advisors	Preamble
Lakewood Capital GP	Preamble
Lakewood Capital Management	Preamble
Lakewood Capital Offshore	Preamble

Lakewood Parties	Preamble
Lakewood Shares	Recitals
Lenehan Shares	Recitals
Order	Section 5.1(a)
Party	Preamble
Per Share Price	Section 2.2
Purchaser	Preamble
Purchaser Parties	Section 3.1(h)(ii)
Purchaser Releasees	Section 4.4(a)
Rules	Section 6.5(c)(i)
Sellers	Preamble
Seller Parties	Section 3.2(f)(ii)
Seller Releasees	Section 4.4(b)
Signing Date	Preamble
Standstill Period	Section 4.2
Transaction	Section 2.1

Section 1.3                                    Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 1.4                                    Construction.  Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; (vi) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require; (vii) the term “Section” refers to the specified Section of this Agreement; (viii) the terms “Dollars” and “$” mean United States Dollars; and (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

Section 1.5                                    Joint Drafting.  The Parties hereto have been represented by counsel in the negotiation and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

ARTICLE II

THE TRANSACTION; THE CLOSING

Section 2.1                                    The Transaction.  On the terms and subject to the conditions set forth herein, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from such Seller, such Seller’s Applicable Shares (together, the “Transaction”).

Section 2.2                                    Purchase Price.  The purchase price for each Applicable Share shall be $27.85 (the “Per Share Price”).

Section 2.3                                    The Closing.  Unless otherwise mutually agreed in writing among Purchaser and Sellers, the closing of the Transaction (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, Boston, Massachusetts 02116, or at such other place or through such other means as such Parties may agree, at 10:00 a.m., Eastern time, on March 6, 2015 or such earlier date and time as Sellers have delivered the Applicable Shares in accordance with Section 2.5 (the “Closing Date”).

Section 2.4                                    Deliveries by Purchaser.  At the Closing, Purchaser shall deliver, or cause to be delivered, to each Seller the sum of (i) the Per Share Price multiplied by (ii) the number of such Seller’s Applicable Shares, in immediately available funds denominated in United States Dollars by wire transfer to one or more bank accounts designated by such Seller.

Section 2.5                                    Deliveries by Sellers.  At the Closing, each Seller shall (a) deliver, or cause to be delivered, to Purchaser evidence in a form reasonably satisfactory to Purchaser that such Seller’s Applicable Shares are registered in the name of such Seller in the book entry share ledger maintained by the Company’s transfer agent, together with a letter of direction of such Seller irrevocably directing such transfer agent either to (i) deliver to Purchaser a share certificate or certificates evidencing such Seller’s Applicable Shares or (ii) credit to the account of Purchaser such Seller’s Applicable Shares on the book entry transfer system maintained by the Company’s transfer agent, as requested by Purchaser; or (b) provide evidence in a form reasonably satisfactory to Purchaser that Seller’s Applicable Shares have been delivered to DTC participant account #235 designated as for delivery to Purchaser’s account with such DTC participant.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1                                    Representations and Warranties of the Lakewood Parties.  Each Lakewood Party hereby represents and warrants to Purchaser:

(a)                                 Organization.  If such Lakewood Party is an entity, it is duly organized and validly existing and is in good standing under the Laws of its jurisdiction of organization or formation, as applicable.

(b)                                 Power and Authority.  Such Lakewood Party has the requisite power and authority to enter into, execute and deliver this Agreement and to perform such Lakewood Party’s obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by such Lakewood Party of this Agreement.

(c)                                  Execution and Delivery.  This Agreement has been duly and validly executed and delivered by such Lakewood Party and constitutes a valid and binding obligation of such Lakewood Party, enforceable against such in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ interests and (ii) the availability of equitable remedies (whether in a Proceeding in equity or at Law) (collectively, the “Bankruptcy and Equity Limitation”).

(d)                                 Ownership of Shares.  Each Seller is the legal and beneficial owner of such Seller’s Applicable Shares and no other Person (other than the Lakewood Parties) has a beneficial interest in any of such Seller’s Applicable Shares.  Each Seller has good and valid title to such Seller’s Applicable Shares and, upon giving effect to the Closing, the Applicable Shares shall be free and clear of all Encumbrances (other than any Encumbrances or other limitations created by, resulting from or arising out the Company’s declaration of trust or other organizational documents, including Section 7.2 of the Company’s declaration of trust). Assuming Purchaser (i) has the requisite power and authority to be the lawful owner of the Applicable Shares, (ii) is not subject to any Encumbrance or Contract (including any Encumbrance or other limitation referred to in the parenthetical in the immediately preceding sentence) that would restrict or prohibit Purchaser from taking good and valid title to the Applicable Shares free and clear of all Encumbrances and (iii) is in compliance with Section 3.2(d), upon the Closing, good and valid title to the Applicable Shares shall pass to Purchaser, free and clear of all Encumbrances. The Applicable Shares and the Common Shares subject to the Other Share Purchase Agreements are all of the Covered Securities of the Company beneficially owned or otherwise held, directly or indirectly, by any Lakewood Party.

(e)                                  No Conflict.  The execution and delivery by such Lakewood Party of this Agreement and the performance by such Lakewood Party of its obligations hereunder and compliance by such Lakewood Party with all of the provisions hereof and the consummation by Sellers of the Transaction (i) shall not conflict with, or result in a breach or violation of, or default under, any Contract to which such Lakewood Party is a party, (ii) if such Lakewood Party is an entity, shall not result in any violation or breach of any provision of the organizational documents of such Lakewood Party and (iii) shall not conflict with or result in any violation of any Law applicable to such Lakewood Party or any of such Lakewood Party’s properties or assets, except with respect to each of (i) and (iii), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of such Lakewood Party to perform its obligations under this Agreement.

(f)                                   Consents and Approvals.  No consent, approval, Order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over such Lakewood Party is required in connection with the execution, delivery and performance by such Lakewood Party of this Agreement or the consummation by Sellers of the Transaction, except such consents, approvals, Orders, authorizations, registration or qualification as would not reasonably be expected to materially and adversely affect the ability of such Lakewood Party to perform its obligations under this Agreement.

(g)                                  Legal Proceedings.  There are no legal, governmental or regulatory Proceedings pending or, to the knowledge of such Lakewood Party, threatened, against such Lakewood Party which, individually or in the aggregate, if determined adversely to such Lakewood Party, would reasonably be expected to materially and adversely affect the ability of such Lakewood Party to perform its obligations under this Agreement.

(h)                                 Sophistication of Lakewood Parties.

(i)                                     Each Lakewood Party has such knowledge, sophistication and experience in financial and business matters that such Lakewood Party is capable of evaluating the merits and risks of its entering into this Agreement and Sellers consummating the Transaction.

(ii)                                  Each Lakewood Party has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Applicable Shares and has independently and without reliance upon any Purchaser Party (as defined below) made its own analysis and decision to sell (or cause Seller to sell) such Seller’s Applicable Shares.  Each Lakewood Party has relied solely on its own independent investigation in valuing the Applicable Shares and determining to proceed (or cause Seller to proceed) with the Transaction and this Agreement.  No Lakewood Party has relied on any assertions made by Purchaser, any Affiliate of Purchaser or any Person representing or acting on behalf of Purchaser or any Affiliate of Purchaser (collectively, the “Purchaser Parties”) regarding the Company, the Applicable Shares or the valuation thereof.  Each Lakewood Party has previously undertaken such independent investigation of the Company as in its judgment is appropriate to make an informed decision with respect to the Transaction contemplated by this Agreement and has made its own decision to consummate (or cause Sellers to consummate) the Transaction contemplated by this Agreement based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary.

(iii)                               Each Lakewood Party understands and acknowledges that, except as expressly otherwise set forth in Section 3.2, the Purchaser Parties make no representation or warranty to it, express or implied, with respect to the Company, the Applicable Shares, the Transaction or the accuracy, completeness or adequacy of any publicly available information regarding the Company or its Affiliates, nor shall any of the Purchaser Parties be liable for any loss or damages of any kind resulting from the use of any information (other than any liability of Purchaser solely as a result of a material untruth or material inaccuracy of a representation or warranty of Purchaser set forth in Section 3.2) supplied to Sellers.  Each Lakewood Party understands and acknowledges that the Purchaser Parties may possess material non-public information regarding the Company and its Affiliates (collectively, “Information”) not known to the Lakewood Parties that may impact the value of the Applicable Shares and that the Purchaser Parties may not have disclosed such Information to the Lakewood Parties.  Each Lakewood Party further acknowledges and agrees that it does not wish to receive any of this Information and that such Information might be material to Sellers’ decision to sell the Applicable Shares or otherwise materially adverse to the interest of one or more of the Lakewood Parties. Accordingly, each Lakewood Party also acknowledges and agrees that the Purchaser Parties shall have no obligation to disclose to Sellers any of the Information.  Each Lakewood Party waives and releases, to the fullest extent permitted by Law, any and all claims and causes of action it has or may have against the Purchaser Parties and their, controlling persons, officers, directors, trustees, employees, representatives and agents, based upon, relating to or arising out of the Transaction, including any claim or cause of action based upon, relating to or arising out of nondisclosure of any of the Information.

Section 3.2                                    Representations and Warranties of Purchaser.  Purchaser represents and warrants to the Lakewood Parties:

(a)                                 Power and Authority.  Purchaser has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(b)                                 Execution and Delivery.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation, enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by the Bankruptcy and Equity Limitation.

(c)                                  No Conflict.  The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder and compliance by Purchaser with all of the provisions hereof and the consummation of the Transaction (i) shall not conflict with, or result in a breach or violation of, or default under, any Contract to which Purchaser is a party, and (ii) shall not conflict with or result in any violation of any Law applicable to Purchaser or any of Purchaser’s properties or assets, except, with respect to each of (i) and (ii), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

(d)                                 Consents and Approvals.  No consent, approval, Order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the Transaction, except such consents, approvals, Orders, authorizations, registration or qualification as would not reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement. Purchaser has received all consents, approvals and authorizations from the Company necessary to acquire the Applicable Shares and to otherwise consummate the Transaction.

(e)                                  Legal Proceedings.  There are no legal, governmental or regulatory Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, which, individually or in the aggregate, if determined adversely to Purchaser, would reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

(f)                                   Sophistication of Purchaser.

(i)                                     Purchaser has such knowledge, sophistication and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of entering into this Agreement and consummating the Transaction.

(ii)                                  Purchaser has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Applicable Shares and has independently and without reliance upon any Seller Party (as defined below) made its own analysis and decision to purchase the Applicable Shares.  Purchaser has relied solely on its own independent investigation in valuing the Applicable Shares and determining to proceed with the Transaction. Purchaser has not relied on any assertions made by Sellers, any of their Affiliates or any Person representing or acting on behalf of Seller or any of their Affiliates (the “Seller Parties”) regarding the Company, the Applicable Shares or the valuation thereof.  Purchaser has previously undertaken such independent investigation of the Company as in its judgment is appropriate to make an informed decision with respect to the Transaction contemplated by this Agreement, and Purchaser has made its own decision to consummate the Transaction contemplated by this Agreement based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary.

(iii)                               Purchaser understands and acknowledges that, except as expressly otherwise set forth in Section 3.1, the Seller Parties make no representation or warranty to it, express or implied, with respect to the Company, the Applicable Shares, the Transaction or the accuracy, completeness or adequacy of any publicly available information regarding the Company or its Affiliates, nor shall any of the Seller Parties be liable for any loss or damages of any kind resulting from the use of any information (other than as a result of a material untruth or material inaccuracy of the representations and warranties set forth in Section 3.1) supplied to Purchaser.

(g)                                  Investment Purpose.  Purchaser is acquiring the Applicable Shares for Purchaser’s own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and agrees that it will not transfer, or offer to transfer, all or any portion of the Applicable Shares in any manner that would violate or cause Purchaser to violate the Securities Act or any securities laws of the several states.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1                                    Further Assurances.  In case at any time following the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Purchaser with full title to the Applicable Shares, each Party to this Agreement shall take all such necessary action.

Section 4.2                                    Standstill.  During the period beginning on the date of this Agreement and ending on the fiftieth (50th) anniversary of such date (such period, the “Standstill Period”), each Lakewood Party, without the prior written approval of Purchaser and of the board of trustees or directors of the applicable Covered Company contained in a resolution of such board, shall not, and shall cause each of their respective officers, directors, employees, Affiliates and associates not to, take any of the following actions, directly or indirectly, either alone or in concert with one or more other Person(s):

(a)                                 (i) make, initiate, propose or in any way participate or engage in, any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act) of any proxy, consent or other authority to vote any Covered Securities, (ii) make, initiate, propose or in any way encourage, cause or attempt to cause the making by any Person of, any shareholder or stockholder nomination or other proposal (whether pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise) or any other type of shareholder or stockholder referendum (binding or non-binding) with respect to any Covered Company, (iii) make, initiate, propose or in any way encourage, cause or attempt to cause the making by any Person of a request for or related to a request for a meeting or an action by written consent of shareholders or stockholders of any Covered Company, (iv) encourage, advise, influence or seek to advise or influence any Person with respect to the voting or consenting of (or the withholding of authority of or abstention from voting or consenting) any Covered Security, including by publicly announcing or disclosing how any Lakewood Party or any other Person intends to vote or consent or cause to be voted or consented any Covered Security on any matter, (v) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in a Covered Company’s proxy card) for any meeting or action by written consent of shareholders or stockholders of a Covered Company or (vi) serve or agree to serve as a nominee of any holder of Covered Securities to stand for election as a trustee or director of any Covered Company;

(b)                                 form, join or in any way participate in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act with respect to any Covered Security or otherwise support or participate in any effort by a third party with respect to the matters set forth in this Section 4.2, or deposit any Covered Security in a voting trust or subject any Covered Security to any voting agreement or other arrangement of similar effect;

(c)                                  own, acquire, offer or propose to acquire, or agree to acquire (whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act, or otherwise) any Covered Security or Derivative Security or enter into any Contract for or with respect to any Derivative Security;

(d)                                 effect, cause, seek to effect or cause, propose (whether publicly or otherwise), participate in, make any public statement with respect to or in any way support or assist any other Person to effect, cause, seek to effect or cause, propose or participate in, any (i) tender offer or exchange offer, merger, acquisition or other business combination involving any Covered Company or any of its Affiliates, (ii) form of business combination, acquisition or other similar transaction relating to a material amount of assets of any Covered Company or any Covered Company Securities, or (iii) form of restructuring, recapitalization or similar transaction with respect to any Covered Company or any of its Affiliates;

(e)                                  control, influence or seek to control or influence the management, board of directors or trustees (or analogous governing body), policies, governance or affairs of any Covered Company, including by seeking, proposing or supporting a request for a waiver of, or exemption or similar action under, any provision of any organizational documents of any Covered Company;

(f)                                   institute, solicit, assist or join, as a party, any Proceeding against or involving any Covered Company or any of its current or former directors, trustees, officers or agents in their capacity as such (including derivative actions) other than to enforce the provisions of this Agreement;

(g)                                  enter into any Contract with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing as to any Covered Company, or make any investment in or enter into any Contract with, any other Person that engages, or offers or proposes to engage, in any of the foregoing as to any Covered Company; provided, however, that the Lakewood Parties may make an investment in a mutual fund or other collective investment entity, other than a Covered Company, which owns Covered Securities if their aggregate investment in such entity comprises less than five percent of the voting power of the equity of such entity and the Lakewood Parties do not influence or direct (or attempt to influence or direct) such entity’s ownership or voting of any Covered Securities;

(h)                                 make any public statement or disclosures or otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing;

(i)                                     request or propose any amendment or waiver, or consider the amendment or waiver of, any provision set forth in this Section 4.2; or

(j)                                    either publicly or in any manner take any action that would be reasonably likely to lead to or require public disclosure of the types of matters set forth in this Section 4.2 by a Covered Company.

Lenehan shall not be in breach of this Section 4.2 as a result of a public company or future employer of which Lenehan serves as a director, trustee, officer, member or employee taking any action described in clauses (a) through (j) so long as Lenehan did not initiate, propose, encourage, or vote in favor of, such action.

Section 4.3                                    Voting Agreement.  During the Standstill Period, the Lakewood Parties shall cause with respect to all Covered Securities that they or any of their Affiliates beneficially own, (a) as of the record date for each meeting of shareholders or stockholders of the applicable Covered Company, to be present for quorum purposes and to be voted at such meeting or at any adjournment or postponement thereof in favor of all actions recommended by the board of trustees or directors of such Covered Company in its definitive proxy statement for such meeting, including for all of the trustees or directors, as applicable, nominated by the board of trustees or directors of such Covered Company for election at such meeting; and (b) as of the record date for any proposed action by written consent, to consent to all actions recommended by the board of trustees or directors of such Covered Company in its definitive consent solicitation statement and to take no action with respect to proposal not recommended by the board of trustees or directors.

Section 4.4                                    Release.

(a)                                 Release by the Lakewood Parties.  Each of the Lakewood Parties, on its behalf and on behalf of any and all entities controlled by it, voluntarily releases and forever discharges Purchaser, its Affiliates, and the directors, officers, employees, managers, members, agents and representatives of its Affiliates, and each of their successors and assigns (the “Purchaser Releasees”) from, and covenants not to sue or proceed against (or to encourage or induce any other Person to sue or proceed against) any of the Purchaser Releasees on the basis of, any and all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, but not limited to, attorneys’ fees), liens, damages, losses, actions, and causes of action, of any kind whatsoever (hereinafter referred to as “Claims”) whether due or owing in the past, asserted or not, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, with respect to, pertaining to, or arising from any matters, acts, omissions, events, conduct or occurrences at any time prior to the date of this Agreement, except with respect to any Claims arising under this Agreement or any of the Other Share Purchase Agreements, which are specifically excluded from the release provided in this Section 4.4(a).  Each of the Lakewood Parties represents and warrants to and for the benefit of each of the Purchaser Releasees that it has not transferred or assigned any such Claims to any other person or entity.

(b)                                 Release by Purchaser.  Purchaser, on its behalf and on behalf of RMR and its subsidiaries, voluntarily releases and forever discharges the Lakewood Parties and their respective directors, officers, employees, managers, members, agents and representatives, and each of their successors and assigns (the “Lakewood Releasees”) from, and covenants not to sue or proceed against (or to encourage or induce any other person or entity to sue or proceed against) any of the Lakewood Releasees on the basis of, any and all Claims whether due or owing in the past, asserted or not, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, with respect to, pertaining to, or arising from any matters, acts, omissions, events, conduct or occurrences at any time prior to the date of this Agreement, except with respect to any Claims arising under this Agreement or any of the Other Share Purchase Agreements, which are specifically excluded from this release provided in this Section 4.4(b).  Purchaser represents and warrants to and for the benefit of each of the Lakewood Releasees that it, RMR and RMR’s subsidiaries have not transferred or assigned any such Claims to any other person or entity.

Section 4.5                                    Non-Disparagement.  During the Standstill Period, (a) each Lakewood Party shall not, and shall cause each of their respective officers, directors, trustees and employees not to, directly or indirectly make, or cause to be made, any statement or announcement to any third party that relates to and constitutes an ad hominem attack on, that relates to and otherwise disparages, or that harms the business reputation of, Purchaser, Reit Management & Research LLC, any Covered Company or any of its trustees, directors, officers or manager, or any Person who has served as a trustee, director, officer or manager of a Covered Company in the past, or who serves on or after the date of this Agreement as a trustee, director, officer or manager of a Covered Company, and (b) Purchaser shall not, and shall cause RMR and its subsidiaries and each of their respective officers, directors, trustees and employees not to, directly or indirectly make, or cause to be made, any statement or announcement to any third party that relates to and constitutes an ad hominem attack on, that relates to and otherwise disparages, or that harms the business reputation of, any Lakewood Party or any trustee, director, officer or manager of a

Lakewood Party, or any Person who has served as a trustee, director, officer or manager of a Lakewood Party in the past, or who serves on or after the date of this Agreement as a trustee, director, officer or manager of a Lakewood Party, including, without limitation, in respect of each of (a) and (b): (i) in any document or report filed with or furnished to the Securities and Exchange Commission or any other Governmental Entity; (ii) in any communication to its investors, (iii) in any press release, blog, website or other publicly available format; or (iv) to any proxy advisory firm, institutional investor, analyst, journalist or member of the media (including, in a television, radio, newspaper, magazine or online interview).

Section 4.6                                    Withdrawal of Nomination.  Upon the execution of this Agreement, Lakewood hereby agrees to submit to the Company a letter in the form attached hereto as Exhibit A withdrawing the nomination of Lenehan for election as a Trustee of the Company.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1                                    Conditions to Each Party’s Obligation to Consummate the Transaction.  The respective obligation of each Party hereto to consummate the Transaction is subject to the satisfaction or waiver of the following condition:

(a)                                 No Injunction.  No judgment, injunction, decree or other legal restraint (each, an “Order”) prohibiting the consummation of the Transaction shall have been issued by any Governmental Entity and be continuing in effect, there shall be no pending Proceeding commenced by a Governmental Entity seeking an Order that would prohibit the Transaction, and the consummation of the Transaction shall not have been prohibited or rendered illegal under any applicable Law.

Section 5.2                                    Conditions to each Seller’s Obligation to Consummate the Transaction.  The obligations of each Seller to consummate the Transaction are subject to the satisfaction or waiver of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Purchaser set forth in Section 3.2 shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)                                 Covenants.  Each of the covenants and agreements of Purchaser contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

(c)                                  Sale of Other Shares.  Each condition to the obligation of a seller under the Other Share Purchase Agreements to complete the sale of Common Shares thereunder shall be satisfied or waived by such seller and each purchaser under such Other Share Purchase Agreements shall have confirmed that it stands ready, willing and able to complete the purchase of Common Shares thereunder simultaneously with the Closing.

Section 5.3                                    Conditions to Purchaser’s Obligation to Consummate the Transaction.  The obligation of Purchaser to consummate the Transaction is subject to the satisfaction or waiver of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of each Lakewood Party set forth in Section 3.1 shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)                                 Covenants.  Each of the covenants and agreements of the Lakewood Parties contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

(c)                                  Lakewood shall have delivered to the Secretary of the Company the letter attached hereto as Exhibit A.

(d)                                 Purchase of Other Shares.  Each condition to the obligation of a purchaser under the Other Share Purchase Agreements to complete the purchase of Common Shares thereunder shall be satisfied or waived by such purchaser and each seller under such Other Share Purchase Agreements shall have confirmed that it stands ready, willing and able to complete the sale of Common Shares thereunder simultaneously with the Closing.

ARTICLE VI

MISCELLANEOUS

Section 6.1                                    Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows:  (i) on the date delivered, if personally delivered; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (iii) on the next Business Day after being sent by recognized overnight mail service specifying next business day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

(a)                                 If to a Lakewood Party:

c/o Lakewood Capital Management, LP

650 Madison Avenue, 25th Floor

New York, NY 10022

Attn:  Anthony Bozza
Facsimile:  (212) 584-2239

with a copy (which shall not constitute notice) to:

Olshan Frome, Wolosky LLP

Park Avenue Tower

65 East 55th Street
New York, NY 10022
Attn:  Steve Wolosky

Andrew Freedman

Facsimile:  (212) 451-2222

(b)                                 If to Purchaser:

c/o Reit Management & Research LLC

Two Newton Place

255 Washington Street

Suite 300

Newton, MA 02458
Attn:  Barry M. Portnoy

Facsimile:  (617) 928-1305

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom

500 Boylston Street

Boston, MA 02108

Attn:  Margaret R. Cohen

Facsimile:  (617) 305-4859

Section 6.2                                    Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party without the prior written consent of each other Party. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement, except that each Covered Company, Purchaser Party, Seller Party, Purchaser Releasee, Lakewood Releasee that is not a signatory party hereto is an intended third party beneficiary hereunder and shall have the full right, power and authority to enforce the rights, agreements, benefits and remedies granted to it or in its favor as a Covered Company, Purchaser Party or Seller Party, as applicable, hereunder.

Section 6.3                                    Survival.  The Parties agree that all covenants, agreements, representations and warranties made by the Parties herein will survive the execution of this Agreement, the delivery to Purchaser of the Applicable Shares and the payment therefor.

Section 6.4                                    Prior Negotiations; Entire Agreement.  This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the Parties with respect to the subject matter of this Agreement.

Section 6.5                                    Governing Law; Venue; Arbitration.

(a)                                 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b)                                 Venue.  Each Party hereto agrees that it shall bring any Proceeding in respect of any claim arising out of or related to this Agreement or the Transaction exclusively in the courts of the State of Maryland and the Federal courts of the United States, in each case, located in the City of Baltimore (the “Chosen Courts”).  Solely in connection with claims arising under this Agreement or the Transaction, each Party hereto irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chosen Courts, (ii) agrees not to commence any such Proceeding except in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Chosen Courts, (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding and (v) agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 6.1 of this Agreement. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.  Notwithstanding anything herein to the contrary, the Parties agree that this Section 6.5(b) shall not apply to any Proceeding which is the subject of a demand for arbitration under Section 6.5(c).

(c)                                  Arbitration.

(i)                                     Each Party hereby agrees that any dispute, claim or controversies arising out of or related to this Agreement or the Transaction (all of which are referred to as “Disputes”) shall, on the demand of any party thereto, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 6.5(c).

(ii)                                  There shall be three (3) arbitrators.  If there are only two (2) parties to the Dispute, each party shall select one arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration.  Such arbitrators may be affiliated or interested persons of such parties.  If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator within fifteen (15) days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either a claimant (or all claimants) or a respondent (or all respondents) fail to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides such list to select one of the three arbitrators proposed by AAA.  If such party (or parties) fail to select such arbitrator by such time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and if he/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator.  The two (2) arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator.  If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(iii)                               The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.  There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

(iv)                              In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the Laws of the State of Maryland.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to briefly state the findings of fact and conclusions of law on which it is based.  Any monetary award shall be made and payable in United States Dollars free of any tax, deduction or offset.  The party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide.

(v)                                 Except as otherwise agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees).  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(vi)                              An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by Law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

Section 6.6                                    Severability.  If at any time subsequent to the date hereof, any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties.  If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.  Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any Party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then the Parties agree to substitute such provision(s) through good faith negotiations.

Section 6.7                                    Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 6.8                                    Expenses.  Each Party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transaction.

Section 6.9                                    Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any Party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at Law or in equity.

Section 6.10                             Certain Remedies.

(a)                                 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or of any other agreement between them with respect to the Transaction were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at Law or equity, the Parties and each intended third party beneficiary of this Agreement shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or of any other agreement between them with respect to the Transaction and to enforce specifically the terms and provisions of this Agreement.

(b)                                 No Consequential Damages.  To the fullest extent permitted by applicable Law, the Parties shall not assert, and hereby waive, any claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, against any other Party and its respective Affiliates, members, members’ affiliates, officers, directors, partners, trustees, employees, attorneys and agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on Contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement or of any other agreement between them with respect to the Transaction.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

LAKEWOOD:

LAKEWOOD CAPITAL PARTNERS, LP

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza
	Title:	Managing Member

LAKEWOOD CAPITAL MANAGEMENT:

LAKEWOOD CAPITAL MANAGEMENT, LP

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza
	Title:	Managing Member

LAKEWOOD CAPITAL OFFSHORE:

LAKEWOOD CAPITAL OFFSHORE FUND, LTD.

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza
	Title:	Managing Member

LAKEWOOD CAPITAL ADVISORS:

LAKEWOOD CAPITAL ADVISORS, LLC

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza
	Title:	Managing Member

LAKEWOOD CAPITAL GP:

LAKEWOOD CAPITAL MANAGEMENT (GP), LLC

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza
	Title:	Managing Member

BOZZA HOLDINGS:

BOZZA JACKSON HOLDINGS, LLC

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza
	Title:	Managing Member

BOZZA:

/s/ Anthony T. Bozza
ANTHONY T. BOZZA

LENEHAN:

/s/ William H. Lenehan
WILLIAM H. LENEHAN

JACKSON:

/s/ William L. Jackson
WILLIAM L. JACKSON

PURCHASER:

/s/ Barry M. Portnoy
BARRY M. PORTNOY

EXHIBIT A

WITHDRAWAL OF NOMINATION

Attached.

LAKEWOOD CAPITAL PARTNERS, LP

c/o Lakewood Capital Management, LP

650 Madison Avenue, 25th Floor

New York, New York 10022

February 28, 2015

Select Income REIT

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attn:     Jennifer B. Clark, Secretary

Re:                             Withdrawal of Shareholder Nomination of Individual for Election as a Trustee of Select Income REIT

Dear Ms. Clark:

The undersigned hereby irrevocably and unconditionally withdraws its nomination of William H. Lenehan (and any other person) for election to the Board of Trustees of Select Income REIT, a Maryland real estate investment trust (“SIR”), at the 2015 annual meeting of shareholders of SIR, or any other meeting of shareholders of SIR held in lieu thereof, or any adjournment, postponement, rescheduling or continuation thereof.

Very truly yours,

Lakewood Capital Partners, LP

By:
Name:
Title: